Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

December 16, 2022

The Board of Directors

LINKBANCORP, Inc.

1250 Camp Hill Bypass, Suite 202

Camp Hill, PA 17011

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to LINKBANCORP, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 500,000 shares of common stock, $0.01 par value per share (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable to render the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued and sold as contemplated in the Registration Statement and the LINKBANCORP Dividend Reinvestment and Stock Purchase Plan will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the Commonwealth of Pennsylvania. We express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Certain Legal Matters” in the Prospectus that is part of such Registration Statement.

Very truly yours,

/s/ LUSE GORMAN, PC